                        [ALSTON & BIRD LLP LETTERHEAD]



                                 October 7, 1997


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

GF Bancshares, Inc.
327 West Taylor Street
Griffin, Georgia  30223

         Re: Proposed Merger of GF Bancshares, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of GF Bancshares, Inc. ("GF"), a corporation organized and existing under the laws of the State of Georgia, with and into Regions (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of May 29, 1997, by and between GF and Regions (the "Agreement"). Following the Merger, Griffin Federal Savings Bank, a wholly-owned, first-tier subsidiary of GF, may be merged (the "Bank Merger") with and into a wholly-owned, first-tier banking subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

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GF Bancshares, Inc.
October 7, 1997
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                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)      the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on October 7, 1997, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of GF Bancshares, Inc.; and

         (3)      such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and GF and through certificates provided by the management of Regions and the management of GF.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the greater metropolitan Atlanta, Georgia market area.

         To achieve these goals, the following will occur pursuant to the
Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, GF shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1103 and 14-2-1107 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL. Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of GF and Regions.

         (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

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October 7, 1997
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         (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of GF Common Stock (excluding shares held by GF or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into that multiple of a share of Regions Common Stock (the "Exchange Ratio") obtained by dividing (i) $18.00 by (ii) the Average Closing Price (defined to mean the average of the daily last sale prices for the shares of Regions Common Stock for the ten
                  (10) consecutive trading days on which such shares are quoted on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions ending at the close of trading on the last trading day immediately preceding the date of the Stockholders' Meeting).

         (3) In the event GF changes the number of shares of GF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be subsequent to the first day of the ten-day trading period utilized to calculate the Average Closing Price but prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         (4) Each of the shares of GF Common Stock held by any GF Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (5) Any holder of shares of GF Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to GF the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of GF fails to perfect, or

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effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of GF Common Stock is entitled under Article Three of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of GF Common Stock held by such holder. GF will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to GF.

         (6) Notwithstanding any other provision of the Agreement, each holder of shares of GF Common Stock exchanged pursuant to the Merger, or of options to purchase shares of GF Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         (7) At the Effective Time, all rights with respect to GF Common Stock pursuant to stock options or stock appreciation rights ("GF Options") granted by GF under the GF Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each GF Option, on substantially the same terms and conditions as the terms of the GF Stock Plan and stock option agreement by which it is evidenced.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration received in the aggregate by the stockholders of GF will be approximately equal to the fair market value of the GF Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders of GF who own one percent (1%) or more of GF Common Stock, and to the best of the knowledge of the management of GF, there is no plan or intention on the part of the remaining

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October 7, 1997
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stockholders of GF to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of GF Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of GF Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding GF Common Stock as of the Effective Time. Moreover, shares of GF Common Stock and shares of Regions Common Stock held by GF stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former GF stockholders.

         (4) Regions has no plan or intention to dispose of any of the assets of GF acquired in the transaction, except for the Bank Merger or dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         (5) The liabilities of GF assumed by Regions and the liabilities to which the transferred assets of GF are subject were incurred by GF in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of GF or use a significant portion of GF's historic business assets in a business.

         (7) Regions, GF, and the stockholders of GF will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between GF and Regions that was issued, acquired, or will be settled at a discount.

         (9) GF is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of GF transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

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October 7, 1997
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         (11) The payment of cash to GF stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the GF stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the GF stockholders in exchange for their shares of GF Common Stock. The fractional share interests of each GF stockholder will be aggregated, and no GF stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of GF will be separate consideration for, or allocable to, any of their shares of GF Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of GF's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(ii) GF is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which GF is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by GF, in the case of a first-tier subsidiary of GF or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor GF is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of

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October 7, 1997
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the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

         (15) The Agreement represents the entire understanding of GF and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and GF (including the representation that GF stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the DGCL and the GBCC and notwithstanding the Bank Merger, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. GF and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The stockholders of GF will recognize no gain or loss upon the exchange of their GF Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the GF stockholders in the proposed transaction will, in each instance, be the same as the basis of the GF Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the GF stockholders will, in each instance, include the period during which the GF Common Stock surrendered in exchange therefor was held, provided that the GF Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to GF stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated under
Section 302(a) of the Code as having been received as distributions in full payment in exchange for the shares redeemed. Generally any gain or loss recognized upon such exchange will be capital gain or loss,

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October 7, 1997
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provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         (6) Where solely cash is received by a GF stockholder in exchange for GF Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's GF Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of Regions, GF and its stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.




                                Very truly yours,

                                ALSTON & BIRD LLP



                                By: /s/ Philip C. Cook
                                   -------------------------------------
                                   Philip C. Cook